Exhibit 99.3

SUNOCO RETAIL LLC, BUSINESS

Sunoco Retail LLC (“SUN Retail”) is a Pennsylvania limited liability company that owns (i) all of the retail assets previously owned by SUN R&M and all of the retail assets previously owned by Atlantic, (ii) an ethanol plant located in Fulton, NY (the “Fulton ethanol plant”) previously owned by SUN R&M and (iii) 100% of the issued and outstanding membership interests in Sunmarks, LLC.

Retail Convenience Stores

SUN Retail’s convenience stores operate under the Sunoco® brand and offer a broad selection of food, beverages, snacks, grocery and non-food merchandise, motor fuel and other services. SUN Retail operates 438 convenience stores primarily in the states of Florida, Massachusetts, Maryland, New Jersey, New York, Ohio, Pennsylvania, South Carolina and Virginia. SUN Retail’s convenience stores complement sales of fuel products with a broad mix of food, beverages, snacks, grocery and non-food merchandise and other services.

SUN Retail has sponsorship agreements with NASCAR®, INDYCAR® and the NHRA®. Under the sponsorship agreement with NASCAR®, which continues until 2022, Sunoco® is the Official Fuel of NASCAR®. SUN Retail also has exclusive rights to use certain NASCAR® trademarks to advertise and promote Sunoco products and is the exclusive fuel supplier for the three major NASCAR® racing series. The sponsorship agreements with INDYCAR® and NHRA® continue through 2018 and 2024, respectively.

In certain areas where SUN Retail convenience stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and tobacco products to persons younger than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and tobacco products. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties. Such a loss or imposition could have a material adverse effect on SUN Retail’s business, liquidity and results of operations.

Fulton Ethanol Plant

The Fulton ethanol plant is located in close proximity to the Albany, New York market, spans more than 90 acres and has one of the largest privately owned rail yards in the Northeast with more than six miles of track. The Fulton ethanol plant is able to produce in excess of 85 million gallons of fuel-grade ethanol per year, millions of pounds of dried distillers grains and carbon dioxide and approximately two million gallons of corn oil. As of December 31, 2015, the Fulton ethanol plant processed approximately 27.3 million bushels per year. In 2015, 13.5 million bushels were locally sourced, representing approximately 16% of the total New York State crop. The ethanol produced by the Fulton ethanol plant is the Official Fuel of NASCAR®.

Sunmarks

Sunmarks LLC, a Delaware limited liability company, is the owner of trademarks, service marks and trade names used in connection with the Sunoco wholesale and retail marketing businesses.

SUNOCO LP, BUSINESS

Sunoco LP (“Sunoco LP”, the “Partnership”, “we” or “us”) is a growth-oriented Delaware master limited partnership engaged in the retail sale of motor fuels and merchandise through our company-operated convenience stores and retail fuel sites, as well as the wholesale distribution of motor fuels to convenience stores, independent dealers, commercial customers and distributors. Additionally, we are the exclusive wholesale supplier of the iconic Sunoco branded motor fuel, supplying an extensive distribution network of approximately 5,000 Sunoco-branded company, third-party, and affiliate operated locations. We believe we are one of the largest independent motor fuel distributors by gallons in Texas and one of the largest distributors of Chevron, Exxon, and Valero branded motor fuel in the United States. In addition to distributing motor fuel, we also distribute other petroleum products such as propane and lube oil, and we receive rental income from real estate that we lease or sublease.

We purchase motor fuel primarily from independent refiners and major oil companies and, as of December 31, 2015, on a pro forma basis, distributed it across more than 30 states throughout the East Coast, Midwest and Southeast regions of the United States, as well as Hawaii, to:

•	approximately 1,338 company-operated convenience stores and fuel outlets, including 725 Stripes convenience stores and 438 Sunoco convenience stores;

•	147 independently operated consignment locations where we sell motor fuel under consignment arrangements to retail customers;

•	5,323 convenience stores and retail fuel outlets operated by independent operators, which we refer to as “dealers,” or “distributors” pursuant to long-term distribution agreements (including 4,624 Sunoco branded dealers and distributors supplied by Sunoco LLC); and

•	approximately 1,930 other commercial customers, including unbranded convenience stores, other fuel distributors, school districts and municipalities and other industrial customers (including 373 supplied by Sunoco LLC).

For the year ended December 31, 2015, on a pro forma basis, we sold approximately 7.6 billion gallons of motor fuel. Over the same period, on a pro forma basis, we recorded revenue of $17.9 billion, EBITDA of $611.6 million and Adjusted EBITDA of $703.2 million, which includes Adjusted EBITDA attributable to a noncontrolling interest of $15.8 million related to our consolidated variable interest entities (“VIEs”). On December 23, 2015, we acquired the VIE assets and terminated their separated consolidation, with the purchased assets continuing to be included in our financial statements going forward.

For the year ended December 31, 2015, on a pro forma basis, our wholesale business distributed approximately 5.1 billion gallons of motor fuel. Over the same period, on a historical basis, our wholesale business recorded revenue of $12.4 billion, EBITDA of $260.7 million and Adjusted EBITDA of $345.9 million. Additionally, for the year ended December 31, 2015, on a pro forma basis, our retail business sold approximately 2.5 billion gallons of motor fuel through our company-operated convenience stores. Over the same period, on a historical basis, our retail business recorded revenue of $4.9 billion, EBITDA of $258.5 million and Adjusted EBITDA of $267.8 million. For the year ended December 31, 2015, Adjusted EBITDA for SUN Retail was $90.0 million.

Recent Developments

The Acquisition and Related Transactions

On March 31, 2016, pursuant to the Contribution Agreement dated November 15, 2015 (the “Contribution Agreement”) among us, Sunoco LLC, Sunoco Inc., ETP Retail Holdings, LLC (“ETP Retail”), our general partner and Energy Transfer Partners, L.P. (“ETP”), we completed our acquisition from ETP Retail of (a) 100% of the issued and outstanding membership interests of SUN Retail and (b) 68.42% of the issued and outstanding membership interests of Sunoco LLC (the “Acquisition”). Pursuant to the terms of the Contribution Agreement, ETP has agreed to guarantee all of the obligations of ETP Retail under the Contribution Agreement, and the Acquisition will be effective January 1, 2016.

Immediately prior to the closing, SUN Retail owned all of the retail assets of Sunoco, Inc. (R&M), an indirect wholly owned subsidiary of Sunoco Inc. (“SUN R&M”), including an ethanol plant located in Fulton, New York previously owned by SUN R&M, 100% of the issued and outstanding membership interests in Sunmarks, LLC, and all the retail assets of Atlantic Refining & Marketing Corp., a wholly owned subsidiary of Sunoco Inc. (“Atlantic”). Please see “Business—Business and Operations of SUN Retail” for a more detailed discussion of SUN Retail’s business.

Subject to the terms and conditions of the Contribution Agreement, at the closing of the Acquisition, we paid to ETP Retail approximately $2.207 billion in cash and issued to ETP Retail 5,710,922 common units representing limited partner interests in the Partnership (the “Unit Consideration”). The Unit Consideration was issued and sold to ETP Retail in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act.

In connection with the closing of the Acquisition, the Partnership entered into a $2.035 billion senior secured term loan facility to fund a portion of the cash consideration for the Acquisition. We funded the remaining portion of the cash consideration with borrowings under our revolving credit facility. We intend to use the net proceeds from this notes offering to repay a portion of the borrowings outstanding under the term loan facility. Please read “Description of Other Indebtedness—Term Loan Facility.”

We entered into a guarantee of collection with ETP Retail at the closing of the Acquisition, pursuant to which ETP Retail agreed to provide a limited contingent guarantee of collection with respect to the payment of the principal amount of the term loan facility (the “term loan guarantee”). In addition, each of SUN R&M and Atlantic (collectively, the “Support Providers”), entered into a separate support agreement (collectively, the “Support Agreements”) with us and ETP Retail. Pursuant to the Support Agreements, the applicable Support Provider agreed to provide contingent residual support to ETP Retail with respect to ETP Retail’s obligations under the term loan guarantee, subject to a cap equal, in the case of each of the Support Providers, to the portion of the principal amount of the term loan facility corresponding to the pro rata percentage of the cash consideration distributed to such Support Provider by ETP Retail, as adjusted pursuant to the terms of the applicable Support Agreement. Accordingly, the contingent residual support obligations of SUN R&M and Atlantic are initially limited to 90.4% and 9.6% of the $2.035 billion principal amount of the term loan facility, respectively. In connection with this offering, ETP Retail will provide a limited contingent guarantee of our obligation to pay the principal on the notes. As a result, we expect the term loan guarantee to be reduced by the amount of the ETP Retail contingent guarantee and for the Support Providers to provide contingent residual support with respect to ETP Retail’s obligations under the term loan guarantee and the ETP Retail contingent guarantee.

Equity Offerings

Simultaneously with the closing of the Acquisition, we completed the sale of 2,263,158 of our common units to Energy Transfer Equity, L.P. (“ETE”) pursuant to that certain common unit purchase agreement dated November 15, 2015, and received $64.5 million of proceeds from such sale (the “ETE Equity Offering”). The proceeds from the ETE Equity Offering were used to repay borrowings under our revolving credit facility. In addition, we previously completed a private placement of 24,052,631 of our common units to certain institutional investors in November 2015 for gross proceeds of approximately $685 million (the “Private Placement”). The proceeds from the Private Placement were used to repay borrowings under the revolving credit facility.

In this offering memorandum, we refer to (i) our entry into the term loan facility, (ii) the consummation of the ETE Equity Offering and the use of the net proceeds therefrom, (iii) the consummation of the Acquisition, including the payment of the cash consideration with borrowings under our term loan facility and revolving credit facility and the issuance of the Unit Consideration and (iv) the consummation of this notes offering and the contemplated use of the net proceeds therefrom, collectively, as the “Transactions.”

Factors Affecting the Quarter Ended March 31, 2016

Wholesale and retail fuel prices are directly related to, and fluctuate with, the price of crude oil. These fuel prices also tend to track rising commodity prices more rapidly than they do falling commodity prices. In addition, wholesale fuel prices typically respond faster to changes in commodity prices than retail fuel prices. As a result, significant increases in the price of crude oil over a short period of time can temporarily reduce retail fuel margins as wholesale fuel prices typically increase faster than retailers are able to pass this increased cost along to customers. In addition, when there is high volatility in crude oil prices, it becomes difficult to forecast margins or predict how wholesale costs and sales price fluctuations will affect our operating results.

Our wholesale or retail fuel margins for the first quarter of 2016, as compared to the first quarter of 2015, may be impacted by the substantial and sudden increase in the price of wholesale fuel, driven by a similar trend in the price of crude oil. For reference, during March 2016, the price of Reformulated Gasoline Blendstock for Oxygen Blending (“RBOB”) gasoline (a market indicator for wholesale fuel cost) and West Texas Intermediate (“WTI”) crude oil increased on a month-to-month basis by 36.2% and 11.4%, respectively, compared to a decrease on a month-to-month basis in the price of RBOB gasoline and WTI crude oil by 6.9% and 4.0%, respectively, during March 2015. Although January and February 2016 experienced comparable fuel margins to the fourth quarter of 2015, fuel margins in March 2016 are likely to be negatively impacted due to the pricing factors outlined above.

In addition to fuel costs, our business exhibits some seasonality due to our customers’ increased demand for motor fuel during the late spring and summer months as compared to the fall and winter months. Travel, recreation and construction activities generally increase in the late spring and summer months in the geographic areas in which we operate, increasing the demand for motor fuel. Therefore, the volume of motor fuel that we distribute during the first quarter of our fiscal year is typically lower than the second and third quarters.

PRO FORMA FINANCIAL INFORMATION

	Historical			Pro Forma
	Predecessor	Combined	Successor
	Year Ended December 31,
	2013	2014(1)	2015	2015
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
				(unaudited)
Other Financial Data:
Adjusted EBITDA(4)	51,884	319,555	613,700	703,237
Adjusted EBITDA attributable to partners(3)(4)	51,884	251,064	444,090	687,411
Distributable cash flow attributable to partners, as adjusted(3)(4)	47,678	98,658	272,233	485,264
Capital expenditures	113,590	205,742	368,405
Operating Data:
Total motor fuel gallons sold:
Retail		441,377	1,414,326
Wholesale(5)	517,775	2,180,320	5,131,417
Wholesale contract affiliated(6)	1,053,259	1,122,664	1,096,807

Total	1,571,034	3,744,361	7,642,550	7,619,552
Motor fuel gross profit cents per gallon:
Retail		35.2¢	23.9¢
Wholesale(5)	5.1¢	10.6¢	9.4¢
Wholesale contract affiliated(6)	3.0¢	3.3¢	4.0¢
Volume-weighted average for all gallons	3.7¢	11.3¢	11.3¢	14.8¢
Retail merchandise margin		32.2%	33.0%

(1)	Reflects combined results of the Predecessor Period and the Successor Period. The impact in the Successor Period from “push down” accounting related to the ETP Merger resulted in a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense.
(2)	The increase in total revenue for the year ended December 31, 2015 compared to 2014 was partly attributable to the addition of retail fuel revenue totaling $1.9 billion and merchandise revenue of $1.1 billion, which were attributable to the additions of the MACS, Susser and Aloha operations.
(3)	Adjusted EBITDA attributable to partners excludes the noncontrolling interest results of operations related to our VIEs for all periods presented and Sunoco LLC for the historical periods presented.
(4)	We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items, including adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, current income tax expense, maintenance capital expenditures and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP. The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow.
(5)	Reflects all wholesale transactions excluding those pursuant to an exclusive wholesale distribution agreement with Susser (the “Susser Distribution Contract”) for January 1, 2014 through August 31, 2014 and an exclusive wholesale distribution agreement with Sunoco Inc. for all periods presented at set margins as dictated by the agreements.
(6)	Reflects transactions pursuant to the Susser and Sunoco Inc. Distribution Contracts at set margins as dictated by agreements. Susser Distribution Contract included during Predecessor Period only.

	Historical			Pro Forma
	Predecessor	Combined	Successor
	Year Ended December 31,
	2013	2014	2015	2015
	(in thousands)
Net income (loss) and comprehensive income (loss)	$37,027	$(37,595)	$183,605	$101,184
Depreciation, amortization and accretion	8,687	70,792	201,019	278,309
Interest expense, net(1)	3,471	15,702	87,575	184,192
Income tax expense	440	69,895	47,070	47,957

EBITDA	49,625	118,794	519,269	611,643
Non-cash compensation expense	1,935	8,917	5,703	7,051
Loss (gain) on disposal of assets and impairment charge	324	(433)	2,050	(690)
Unrealized (gains) losses on commodity derivatives	—	(1,166)	1,848	1,982
Inventory fair value adjustments(2)	—	193,443	84,830	83,252

Adjusted EBITDA	51,884	319,555	613,700	703,237
Adjusted EBITDA attributable to noncontrolling interest(3)	—	68,491	169,610	15,826
Adjusted EBITDA attributable to partners	$51,884	$251,064	$444,090	$687,411

Cash interest expense(1)(4)	3,090	12,029	76,213	169,033
Income tax expense (current)	302	3,275	(18,353)	(25,498)
Maintenance capital expenditures	814	5,196	34,559	64,731
Preacquisition earnings	—	138,076	85,556	—

Distributable cash flow attributable to partners	$47,678	$92,488	$266,115	$479,146
Transaction-related expenses	—	6,170	6,188	6,188

Distributable cash flow attributable to partners, as adjusted	$47,678	$98,658	$272,233	$485,264

(1)	Pro forma information excludes (i) this offering and the contemplated use of net proceeds therefrom to repay a portion of the borrowings outstanding under our term loan facility and (ii) the ETE Equity Offering and the use of net proceeds therefrom to repay borrowings under our revolving credit facility. After giving effect to these transactions, we estimate that our pro forma interest expense, net increases by $29.3 million, including $2.1 million of non-cash interest expense related to amortization of debt issuance costs and $27.2 million of cash interest expense.
(2)	Due to the change in fuel prices, we recorded a non-cash inventory fair value adjustment of $193.4 million and $84.8 million during the years ended December 31, 2014 and 2015, respectively, relating to the write-down of the value of fuel inventory as a result of decreasing fuel prices.
(3)	On December 23, 2015, we completed the acquisition of 33 convenience stores and retail fuel outlets in Virginia that had previously been consolidated as VIEs in our financial statements. This transaction terminated separated consolidation of the VIEs with the purchased assets continuing to be included in our financial statements going forward. For the year ended December 31, 2015, these sites were presented as noncontrolling interest.
(4)	Reflects our cash interest paid less the cash interest paid on our VIE debt of $9.1 million during the year ended December 31, 2015.

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